FREE WRITING PROSPECTUS
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REGISTRATION STATEMENT NO.: 333-165147-02

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JPMCC 2012-C6 IO Analysis
Cash Flow Profile over Time - Composition by Bond Components
% of Total Present Value
4/19/2012

Class XA Components								Class XA Components Cumulative
								Cumulative	Cumulative	Cumulative	Cumulative	Cumulative
	XA	A1	A2	A3	ASB	AS	Total	A1	A2	A3	ASB	AS	Total
Total	100.00%	4.24%	16.41%	59.01%	12.56%	7.79%	100.00%	4.24%	16.41%	59.01%	12.56%	7.79%	100.00%

Year 1	16.22%	1.84%	3.88%	7.58%	1.91%	1.00%	16.22%	1.84%	3.88%	7.58%	1.91%	1.00%	16.22%
Year 2	15.13%	1.41%	3.71%	7.23%	1.82%	0.96%	15.13%	3.25%	7.59%	14.81%	3.74%	1.96%	31.35%
Year 3	14.02%	0.92%	3.54%	6.90%	1.74%	0.91%	14.02%	4.17%	11.13%	21.72%	5.48%	2.87%	45.37%
Year 4	12.59%	0.07%	3.36%	6.62%	1.67%	0.88%	12.59%	4.24%	14.49%	28.33%	7.15%	3.75%	57.96%
Year 5	10.43%	0.00%	1.92%	6.17%	1.54%	0.81%	10.43%	4.24%	16.41%	34.50%	8.69%	4.55%	68.39%
Year 6	7.72%	0.00%	0.00%	5.72%	1.27%	0.73%	7.72%	4.24%	16.41%	40.22%	9.96%	5.29%	76.11%
Year 7	7.18%	0.00%	0.00%	5.46%	1.02%	0.70%	7.18%	4.24%	16.41%	45.67%	10.98%	5.99%	83.29%
Year 8	6.71%	0.00%	0.00%	5.24%	0.79%	0.68%	6.71%	4.24%	16.41%	50.91%	11.77%	6.66%	90.00%
Year 9	6.00%	0.00%	0.00%	4.81%	0.56%	0.63%	6.00%	4.24%	16.41%	55.72%	12.33%	7.30%	95.99%
Year 10	4.01%	0.00%	0.00%	3.28%	0.23%	0.50%	4.01%	4.24%	16.41%	59.01%	12.56%	7.79%	100.00%

Notes:	(1)	IO Contribution Analysis Assumes Class XA is priced at T+300 under 100CPY pricing speed
	(2)	IO Contribution Analysis Assumes following pricing spots:
		7 Yr	1.356
		10 Yr	1.963

JPMCC 2012-C6 IO Analysis
Cash Flow Profile (Total)
% of Total Present Value
4/19/2012

XA Loan Components (Sorted by PCT of PV to XA)
Asset	Property	Balance	Net Coupon (%)	% of Total Deal	Total Interest to XA	Total Interest to XB	PV of Interest to XA*	PV of Interest to XB*	Pct of PV to XA	Pct of PV to XB
2	Arbor Place Mall	122,000,000	4.9726	10.76%	13,700,810	1,683,442	11,315,090	1,038,621	10.08%	8.66%
1	200 Public Square	127,000,000	4.6936	11.20%	12,104,365	939,910	10,014,778	579,058	8.92%	4.83%
5	Innisfree Hotel Portfolio	53,000,000	5.9146	4.67%	9,484,291	1,854,115	7,795,627	1,160,679	6.95%	9.68%
3	Northwoods Mall	73,000,000	4.9486	6.44%	8,042,949	939,976	6,647,461	585,740	5.92%	4.88%
6	The Summit Las Colinas	34,970,698	5.8636	3.08%	6,039,681	1,155,378	4,980,321	729,463	4.44%	6.08%
4	8080 & 9400 North Central Expressway	55,737,217	5.8626	4.92%	5,163,152	790,462	4,678,674	636,409	4.17%	5.31%
8	Interventure Industrial Portfolio	30,000,000	5.4476	2.65%	4,225,950	699,395	3,491,377	440,527	3.11%	3.67%
7	GTECH Center	34,500,000	4.9276	3.04%	3,989,786	471,400	3,282,480	287,821	2.92%	2.40%
16	21 SAC	23,000,000	5.6736	2.03%	3,727,811	692,808	3,065,404	429,576	2.73%	3.58%
10	Continental Executive Parke	27,688,515	5.2861	2.44%	3,718,780	582,439	3,064,485	360,651	2.73%	3.01%
15	Courtyard San Antonio Riverwalk	23,000,000	5.5016	2.03%	3,435,234	585,606	2,828,838	366,393	2.52%	3.06%
12	SunTrust Bank Portfolio III	25,000,000	5.2936	2.20%	3,396,032	513,144	2,818,099	327,338	2.51%	2.73%
9	Oak Ridge Office Portfolio	28,000,000	5.0976	2.47%	3,379,103	454,938	2,789,525	284,029	2.49%	2.37%
18	2200 West Loop	20,600,000	5.1716	1.82%	2,665,060	380,291	2,196,327	236,961	1.96%	1.98%
14	Peoria Crossing	24,131,000	4.6916	2.13%	2,404,940	194,625	1,978,353	116,932	1.76%	0.98%
11	Commons at Temecula	25,665,000	4.6126	2.26%	2,400,811	150,676	1,977,735	91,068	1.76%	0.76%
21	Berry Plastics Expansion	17,471,275	5.6866	1.54%	2,301,645	390,796	1,963,591	268,195	1.75%	2.24%
20	785 Market Street	20,000,000	4.9876	1.76%	2,362,222	296,335	1,946,085	181,919	1.73%	1.52%
13	Ace Hardware Headquarters	24,500,000	5.4616	2.16%	2,049,516	273,992	1,845,542	216,688	1.64%	1.81%
17	Southlake Corners	20,945,000	4.7616	1.85%	2,197,135	205,541	1,806,093	124,016	1.61%	1.03%
24	Centerplace of Greeley	15,665,448	5.3596	1.38%	2,165,043	343,548	1,787,001	215,872	1.59%	1.80%
29	21c Museum Hotel	13,781,381	5.5866	1.22%	2,077,103	371,664	1,713,998	232,105	1.53%	1.94%
19	Heritage Commons IV	20,357,916	5.8616	1.80%	1,890,945	290,285	1,711,472	232,996	1.52%	1.94%
26	One Jackson Place	14,900,000	5.3366	1.31%	2,055,581	331,123	1,693,324	205,075	1.51%	1.71%
30	Crosstown Plaza	13,470,351	5.4106	1.19%	1,921,921	314,385	1,583,623	196,700	1.41%	1.64%
34	Shadow Creek Business Center	12,000,000	5.5636	1.06%	1,850,221	330,429	1,522,258	204,830	1.36%	1.71%
23	Walgreens/CVS Portfolio Pool I	16,757,000	4.7736	1.48%	1,768,648	164,190	1,454,459	100,314	1.30%	0.84%
22	Town Square Plaza	16,815,000	4.6916	1.48%	1,675,814	135,619	1,378,559	81,480	1.23%	0.68%
28	One Park Ten Plaza	14,000,000	5.0446	1.23%	1,642,777	235,199	1,356,169	140,749	1.21%	1.17%
33	IPCC National Retail Portfolio A	12,140,000	5.0236	1.07%	1,489,992	194,443	1,224,949	118,947	1.09%	0.99%
27	Greenwich Center	14,475,000	4.6916	1.28%	1,439,303	112,876	1,184,600	68,679	1.06%	0.57%
31	Walgreens/CVS Portfolio Pool III	13,035,000	4.7736	1.15%	1,375,803	127,721	1,131,401	78,033	1.01%	0.65%
37	Ukiah Crossroads	10,300,000	5.1916	0.91%	1,312,340	189,480	1,082,595	118,374	0.96%	0.99%
38	IPCC National Retail Portfolio B	10,260,000	5.0236	0.90%	1,259,252	164,331	1,035,254	100,527	0.92%	0.84%
42	317 6th Avenue	7,700,000	5.7236	0.68%	1,234,708	231,750	1,018,134	144,743	0.91%	1.21%
32	Summit Point	12,463,665	5.7136	1.10%	1,124,972	165,150	1,016,160	131,861	0.91%	1.10%
41	Urban Outfitters Walnut Creek	8,260,000	5.3246	0.73%	1,178,184	218,700	968,615	127,682	0.86%	1.06%
43	Mission Valley Plaza	7,300,000	5.5786	0.64%	1,130,437	198,770	930,529	124,385	0.83%	1.04%
36	Home Depot Plaza	10,750,000	4.6916	0.95%	1,071,365	86,703	881,327	52,091	0.79%	0.43%
35	1900 Charles Bryan	10,992,858	5.6996	0.97%	972,008	141,359	879,358	113,324	0.78%	0.94%
45	Country Club Corners	7,000,000	5.5086	0.62%	1,050,799	208,637	864,949	123,162	0.77%	1.03%
25	Hilton Suites Anaheim	14,969,758	5.8036	1.32%	901,003	131,076	844,277	113,740	0.75%	0.95%
40	Walgreens/CVS Portfolio Pool II	9,395,000	4.7736	0.83%	991,612	92,055	815,459	56,242	0.73%	0.47%
39	Woodland West Marketplace	10,190,701	5.4636	0.90%	853,328	114,191	768,399	90,308	0.68%	0.75%
47	Palm Ridge MHC	5,775,000	5.6236	0.51%	915,270	167,161	752,810	103,637	0.67%	0.86%
44	Turfway Commons	7,150,000	4.9236	0.63%	828,618	94,867	681,607	58,528	0.61%	0.49%
46	Courtyard Burlington Taft Corners	6,600,000	5.9376	0.58%	677,968	108,993	608,872	85,681	0.54%	0.71%
48	Huntington Club Apartments	4,094,160	5.2996	0.36%	534,485	82,005	441,995	51,635	0.39%	0.43%
49	Extra Space Storage	3,143,466	5.6836	0.28%	511,242	95,315	420,415	59,114	0.37%	0.49%
49	Totals/WA	1,133,950,409	5.2052	100.00%	134,690,013	18,697,292	112,238,449	11,992,897	100.00%	100.00%

* Full proceeds including accrued interest

Notes:	(1)	IO Contribution Analysis Assumes Class XA is priced at T+300 under 100CPY pricing speed
	(2)	IO Contribution Analysis Assumes following pricing spots:
		7 Yr	1.356
		10 Yr	1.963

XA Contribution by Bond Components
% of Total PV
0.016
0.014
0.012
0.01
0.008
0.006
0.004
0.002
0
1
6
11
16
21
26
31
36
41
46
51
56
61
66
71
76
81
86
91
96
101
106
111
116
Periods (Months)
Class A-S
Class A-SB
Class A-3
Class A-2
Class A-1

XA Contribution by Bond Components (Cumulative)
% of Total PV (Cumulative)
1.2
1
0.8
0.6
0.4
0.2
0
1
6
11
16
21
26
31
36
41
46
51
56
61
66
71
76
81
86
91
96
101
106
111
116
Periods (Months)
Class A-S
Class A-SB
Class A-3
Class A-2
Class A-1